Exhibit 99.2

HAMPTON ROADS BANKSHARES, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF HAMPTON ROADS BANKSHARES, INC.

, 2012

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Hampton Roads Bankshares, Inc. (the “Company”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Recordholders”) of shares of Company common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., New York City time, on May 31, 2012 (the “Record Date”). The Rights and Common Stock are described in the offering prospectus dated             , 2012 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 64,285,715 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised and received by Registrar and Transfer Company, the Company’s subscription agent, prior to 5:00 p.m., New York City time, on             , 2012, unless extended by the Company (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., New York City time, on the Record Date.1 Each Right will allow the holder thereof to subscribe for 1.8600 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $0.70 per full share (the “Subscription Price”). For example, if a Recordholder owned 10 shares of Common Stock as of the Record Date, it would receive 10 Rights and would have the right to purchase 18.6 shares of Common Stock (rounded down to 18 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price. At the Subscription Price, the total cost to the Recordholder to exercise its Basic Subscription Rights for 18 shares of Common Stock would be $12.60.

If a Recordholder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Rights, it may also exercise an additional subscription right (the “Additional Subscription Right”) to purchase 2.0667 additional shares of Common Stock for each Right held by the Recordholder. For example, if a Recordholder received 10 Rights and exercised all of its Basic Subscription Rights, the Recordholder would have the option to purchase an additional 20.66 shares of Common Stock (rounded down to 20 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price. At the Subscription Price, the cost to the Recordholder to exercise its Additional Subscription Rights for 20 shares of Common Stock would be $14.00. The total cost to the Recordholder in this instance would be $12.60 for 18 shares of Common Stock purchased with its Basic Subscription Right plus $14.00 for 20 shares of Common Stock purchased with its Additional Subscription Right, or $26.60.

Each Recordholder will be permitted to exercise, at its own election, some or all of its Basic Subscription Rights. Provided that the Recordholder exercises all of its Basic Subscription Rights, the Recordholder will also be permitted to exercise, at its election, some or all of its Additional Subscription Rights. However, each Recordholder will be limited in its exercise of Rights so that no Recordholder shall thereby beneficially own more than 4.9% of the Company’s Common Stock unless such Recordholder beneficially owned more than 4.9% of the Company’s Common Stock on the Record Date, or in any event, more than 9.9% of the Company’s Common Stock.

Each Recordholder will be required to submit payment in full for all of the shares it wishes to buy with its Basic

[1]

Each Recordholder will receive a number of rights that is equal to the number of shares registered in the Recordholder’s name as of 5 p.m., New York City time, on the Record Date. This amount reflects the Company’s twenty-five (25) for one (1) reverse stock split on April 27, 2011 (the “Reverse Stock Split”), whether or not the Recordholder submitted its shares for exchange in the Reverse Stock Split. Former holders of Gateway Financial Holding Company, Inc. (“Gateway”) common stock that have not submitted their Gateway shares for conversion into the Company’s Common Stock will receive a number of rights adjusted for both that conversion pursuant to the terms of the Agreement and Plan of Merger, dated September 23, 2008, between Gateway and the Company and the effect of the Reverse Stock Split.

Subscription Rights and its Additional Subscription Rights. Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Rights or the Additional Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the subscription agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

3. Beneficial Owner Election Form;

4. Nominee Holder Certification;

5. Notice of Tax Information; and

6. A return envelope addressed to Registrar and Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the Rights, you should deliver a properly completed Nominee Holder Certification and Beneficial Owner Election Form, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Rights and the Additional Subscription Rights, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Nominee Holder Certification and Beneficial Owner Election Form with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

A Recordholder cannot modify or revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire. The Company reserves the right to cancel, extend or amend the Rights Offering at any time. If the Company cancels the Rights Offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If the Company amends the terms of the Rights Offering as described in the Prospectus, each subscribing Recordholder will have the option to modify or revoke its election to participate in the Rights Offering. An extension of the Expiration Time will not, in and of itself, constitute an amendment of the terms of the Rights Offering. As a result, if we extend the Expiration Time of the Rights Offering, a Recordholder will not be able to revoke or revise its exercise of Rights as a result of that extension.

Additional copies of the enclosed materials and answers to questions regarding the Rights Offering may be obtained by contacting Registrar and Transfer Company, the Company’s subscription and information agent, at 1-800-368-5948 or via email at info@rtco.com.

Very truly yours,

Hampton Roads Bankshares, Inc.

NOTHING IN THE PROSPECTUS OR IN THE OTHER ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HAMPTON ROADS BANKSHARES, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.